                                                                   EXHIBIT 2.2

THIS AGREEMENT dated 10th September, 1999 is made

BETWEEN:-

(1) ASIA RESOURCES HOLDINGS LIMITED, a company incorporated in Delaware whose registered office is at P.O. Box 1237 Corsicana, TX 75151 (the "Vendor"); and

(2) HORLER HOLDINGS LIMTED, a company incorporated in British Virgin Islands whose registered office is at P.O. Box 71, Craigmuir Chambers, Road Town, Tortola, British Virgin Islands (the "Purchaser")

WHEREAS the Vendor has agreed to sell and the Purchaser has agreed to purchase the Sale Shares subject to the terms and conditions hereinafter set out.

IT IS HEREBY AGREED:-

1.       INTERPRETATION

(A) In this Agreement and the Recitals hereto, unless the context otherwise requires:-

         "Acquisition Agreement" means the agreement of even date between the Vendor, the Purchaser, Far Beyond Investments Limited ("Far Beyond") and shareholders of Far Beyond;

         "business day" means a day other than a Saturday on which banks are open for business in Hong Kong;

         "Company" means Westronix Limited, details of which are set out in
         Schedule 1;

         "Completion" means the time fixed for completion pursuant to Clause 3(B) and where the context requires also means the performance by the parties of their respective obligations in accordance with the provisions of Clause 3;

         "Condition" means the condition set out in Clause 3(A);

         "Consideration" means an amount equivalent to the aggregate amount due from the Vendor to the Purchaser as at Completion under the Secured Convertible Promissory Note including any interest accrued thereon and any late charges;

         "Hong Kong" means the Hong Kong Special Administrative Region of the People's Republic of China;

         "Sale Shares" means the one share of US$1.00 of the Company which represents the entire issued share capital of the Company;

         "Secured Convertible Promissory Note" means the 9% Secured Convertible Promissory Note of US$30,000,000 issued by the Vendor (formerly known as Regal International, Inc.) to the Purchaser dated 10th September 1996;

         "US$" means dollars of the United States of America.

(B) In this Agreement, words importing the singular include the plural and vice versa, words importing gender or the neuter include both genders and the neuter and references to persons include bodies corporate or unincorporate.

(C) References in this Agreement to statutory provisions are references to those provisions as respectively amended or re-enacted from time to time (if and to the extent that the provisions as amended or re-enacted are for the purposes hereof equivalent to those provisions before such amendment or re-enactment) and shall include any provision of which they are reenactments (if and to the extent aforesaid) and any subordinate legislation made under such provisions.

(D) References herein to "Clauses" and "Schedules" are to clauses of and schedules to this Agreement respectively and a reference to this Agreement includes a reference to each Schedule hereto.

(E) The headings and table of contents in this Agreement are for convenience only and shall not affect its interpretation.

2.       SALE AND PURCHASE OF THE SALE SHARES

         Subject to satisfaction of the Condition, the Vendor as beneficial owner shall sell and the Purchaser shall purchase or procure the purchase of the Sale Shares at the Consideration (payable at Completion pursuant to Clause 3) free from all rights of preemption, options, liens, claims, equities, charges, encumbrances or third-party rights of any nature and with all dividends, benefits and other rights now or hereafter being attached or accruing thereto as from the date of this Agreement.

3.       COMPLETION

(A) Completion of this Agreement is conditional upon the shareholders of the Vendor in general meetings having approved this Agreement which is a related party transaction.

(B) Completion shall take place immediately before the closing pursuant to the Acquisition Agreement provided that if closing of the Acquisition Agreement does not take place, Completion shall be deemed not to have taken place. Completion shall take place at the offices of 20/F., Asia Pacific Finance Tower, Citibank Plaza, 3 Garden Road, Hong Kong when all (but not part only) of the following businesses set out in subclauses, (C) and (D) shall be transacted.

(C) The Vendor shall procure that before Completion a board meeting of the Company is held and that at such meeting resolutions are passed to approve the registration of the transfer of the Sale Shares to the Purchaser or its nominee upon presentation of duly executed transfers.

(D)      At Completion:-

         (a) the Vendor shall deliver or procure the delivery to the Purchaser of:-

                  (i) instruments of transfer in respect of the Sale Shares duly executed by the registered and beneficial owner thereof in favor of the Purchaser and/or its nominee;

                  (ii)     the share certificates in respect of the Sale Shares;

                  (iii) certified true copies of any power of attorney or other authority pursuant to which this Agreement and any document referred to in (i) above may have been executed;

         (b) the Vendor shall deliver to the Purchaser in respect of the Company:-

                  (i) the corporate seal, cheque books, chops and all copies of the memorandum and articles of association of the Company;

                  (ii) the statutory books of the Company duly made up to date and any unissued share certificates and such other records (including all title documents to the assets including financial records) of the Company as may exist;

                  (iii) all current insurance policies, books and records, title documents of the Company, all contracts to which the Company is a party and such licenses, authorizations and registrations granted to or owned by the Company.

         (c) The Purchaser shall (i) deliver to the Vendor the original Secured Convertible Promissory Note marked cancelled and (ii) pursuant to Clause 4, pay to the Vendor the Consideration.

(E) The Purchaser shall not be obliged to complete the purchase of the Sale Shares or perform any obligations hereunder unless the Vendor complies fully with its obligations under Sub-Clauses (C) and (D).

(F) For avoidance of doubt, this Agreement shall automatically terminate if the Acquisition Agreement is terminated and the parties shall in such event be released from all their obligations hereunder and shall have no claims against each other for such termination.

4.       SET-OFF

         The parties agree that the Purchaser shall with effect from Completion set-off the sum of the Consideration which is otherwise payable on Completion against the indebtedness due from the Vendor to the Purchaser as at Completion under the Secured Convertible

         Promissory Note. Upon Completion, the Vendor shall be deemed to be released from all liabilities and obligations under the Secured Convertible Promissory Note and the Consideration shall be deemed to be fully paid and satisfied by the Purchaser.

5.       CLAIMS

(A) The Vendor hereby waives and agrees to waive all claims which it may have against the Company or in respect of any assets of the Company.

(B) For the purpose hereof "Claims" means any and all rights and claims, contingent or otherwise and whether or not known to the parties or any of them, which the Vendor and may have against the Company subsisting at or before Completion, together with any such rights or claims arising out of any events or omissions at or before Completion.

6.       THE PURCHASER INDEMNITY

         It is being understood that the Purchaser is fully familiar with the operation of the Company. The Purchaser shall indemnify and hold harmless the Vendor (i) from any obligation and liabilities arising from this transaction, and (ii) any claim by or any obligation or liability to any third party arising out of or in relation to the Company or any assets of the Company, whether known or unknown, actual or contingent, to the extent the same are arisen on or before the closing under the Acquisition Agreement, provided that notice of any claim under this Clause 6 by the Vendor must be delivered by the Vendor to the Purchaser within 2 years from Completion.

7.       TAX INDEMNITY

(A) Subject to other provisions of this clause, the Purchaser hereby covenants with and undertakes to indemnify and keep indemnified the Vendor against any loss and liability suffered by the Vendor and costs and expenses reasonably incurred as a result of or in connection with any claim by any fiscal authorities falling on the Vendor resulting from or by reference to or arising out of the sale and purchase of the Sale Shares herein.

(B) If the Vendor shall become aware of a claim relevant for the purpose of this clause, the Vendor shall forthwith give written notice thereof to the Purchaser at the address given in this Agreement (or such other address or addresses as the Purchaser may from time to time notify the Vendor for the purpose of this Agreement) and shall take such action as the Purchaser may reasonably request and at the costs of the Purchaser to avoid, resist or compromise any such claim.

(C) The liabilities of the Purchaser under this clause shall cease after 24 months from Completion except in respect of matters which have been the subject of a bona fide written claim made within the said period by the Vendor to the Purchaser.

8.       ANNOUNCEMENTS AND CONFIDENTIALITY

(A) Each of the parties hereby undertakes to the other that it will not, at any time after the date of this Agreement, divulge or communicate to any person other than to their respective professional advisers, or when required by law, or to their respective officers or employees whose province it is to know the contents of this Agreement or the negotiations in respect thereof and that it will not, at any time after Completion, divulge or communicate to any person other than to their respective professional advisers, or when required by law or to their respective officers or employees whose province it is to know, any confidential information concerning the business, accounts, finance or contractual arrangements or other dealings, transactions or affairs of the Company which may be within or may come to its knowledge and that it shall prevent the publication or disclosure of any such confidential information concerning such matters provided that the parties' obligations under this Sub-Clause (A) shall cease and determine upon Completion.

(B) No public announcement or communication of any kindshall be made in respect of the subject matter of this Agreement unless specifically agreed between the parties or unless an announcement is required pursuant to relevant law or statutory requirements. Any announcement by either party required to be made pursuant to any relevant law or statutory requirements shall be issued only after such prior consultation with the other party as is reasonably practicable in the circumstances.

9.       NOTICES

         Each notice, demand or other communication given or made under this Agreement shall be in writing and delivered or sent by post or airmail or by facsimile transmission to the relevant party at its address or fax number set out below (or such other address or fax number as the addressee has by five (5) days' prior written notice specified to the other parties):-

         To the Purchaser:

         52/F., Bank of China Tower,
         1 Garden Road
         Central
         Hong Kong
         Fax Number                 2537 6591

         Attention                  Ms. Catherine Ma

         To the Vendor:

         Rm 2005, 20/F., Universal Trade Centre,
         3-5A Arbuthorot Road
         Central
         Hong Kong
         Fax Number:                2757 7535
         Attention:                 Mr. David Ching

         Any notice, demand or other communication so addressed to the relevant party shall be deemed to have been delivered (a) if given or made by letter, 3 business days after the date of dispatch; and (b) if given or made by fax, when dispatched.

10.      MISCELLANEOUS

(A) All provisions of this Agreement shall, so far as they are capable of being performed or observed, continue in full force and effect notwithstanding Completion except in respect of those matters then already performed.

(B) If at any time one or more provisions hereof is or becomes invalid, illegal, unenforceable or incapable of performance in any respect under the laws of any relevant jurisdiction, the validity, legality, enforceability or performance in that jurisdiction of the remaining provisions hereof or the validity, legality, enforceability or performance under the laws of any other relevant jurisdiction of these or any other provisions hereof shall not thereby in any way be affected or impaired.

(C)      Time shall be of the essence of this Agreement.

(D) Each party shall bear its own legal and professional fees, costs and expenses incurred in connection with this Agreement.

(E) This Agreement shall be binding on and shall enure for the benefit of the successors and assigns of the parties hereto but shall not be capable of being assigned by any party without the written consent of the other party.

(F) This Agreement sets forth the entire agreement and understanding between the parties or any of them in relation to the sale and purchase of the Sale Shares the other transactions contemplated by this Agreement and supersedes and cancels in all respects all previous agreements, letters of intent, correspondence, understandings, agreements and undertakings (if any) between the parties hereto with respect to the subject matter hereof, whether such be written or oral.

(G) This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and each of which shall be binding on and enforceable against the party who shall have executed it.

(H) No variation or amendment to or waiver of any of the provisions of this Agreement shall be valid or effective unless in writing and signed by or on behalf of each party.

(I) Each of the parties to this Agreement shall cooperate with the other and shall execute and deliver to the other such other instruments and documents and take such other action as may reasonably be requested from time to time by that other party in order to carry out, evidence and confirm their respective rights and the intended purpose of this Agreement.

11.      GOVERNING LAW AND JURISDICTION

(A) This Agreement is governed by and shall be construed in accordance with the laws of Hong Kong and the parties hereto hereby submit to the non-exclusive jurisdiction of Hong Kong in connection herewith.

(B) The submission to the jurisdiction of the courts of Hong Kong shall not (and shall not be construed so as to) limit the right of either of the parties hereto to take proceedings against the other in any court of competent jurisdiction, nor shall the taking of proceedings by either of the parties hereto in any one or more jurisdictions preclude it from taking proceedings in any other jurisdiction (whether concurrently or not) if and to the extent permitted by applicable law.

IN WITNESS whereof the parties hereto have executed this Agreement the day and year first before written.

Signed by /s/Lien Kait Long                          )
For and on behalf of                                 )
ASIA RESOURCES HOLDINGS LIMITED                      )
in the presence of:-                                 )

/s/ Jackie W.H. Wah
Solicitor, Hong Kong

Signed by /s/Ma Wai Man, Catherine                   )
For and on behalf of                                 )
HORLER HOLDINGS LIMITED                              )
in the presence of:-                                 )

/s/ Jackie W.H. Wah
Solicitor, Hong Kong

                    SCHEDULE 1

1. COMPANY NAME            : Westronix Limited

2. PLACE OF INCORPORATION  : British Virgin Islands

3. DATE OF INCORPORATION   : 3rd July 1996
   & CERTIFICATE NUMBER    : 190869

4. REGISTERED OFFICE       : P.O. Box 957, Offshore Incorporations

                             Centre, Road Town, Tortola, British Virgin Islands

5. DIRECTORS               :   Oei Hong Leong
  (ALTERNATE DIRECTORS)    :   Li Ling Xiu

                               Lien Kait Long

                               Ma Wai Man, Catherine

6. SECRETARY               :   Treasure Way Services Limited

7. SHARE CAPITAL           :   Authorized    :-       US$50,000 (50,000 shares
                                                      of US$1.00 each)

                               Issued        :-       1 share of US$1.00

8. SHAREHOLDERS            :   Asia Resources Holdings Limited

9. AUDITORS                :   Arthur Andersen